EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 16, 2005, relating to the consolidated financial statements, which appears in Unibanco Holdings S.A. and Unibanco – União de Bancos Brasileiros S.A.'s Annual Report on Form 20-F for the year ended December 31, 2004. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Summary Consolidated Financial Information–US GAAP Presentation” in such Registration Statement.

/s/ PricewaterhouseCoopers
Auditores Independentes
São Paulo, Brazil
July 13, 2005